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                                  EXHIBIT 99



                ART PLANS 144A PLACEMENT OF NOTES AND WARRANTS
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     BELLEVUE, WASHINGTON (MAY 13, 1998) -- Advanced Radio Telecom Corp. (ART)
(NASDAQ: ARTT) announced today that it plans to offer $125 million gross proceeds of units consisting of Senior Subordinated Notes and Warrants to purchase Common Stock through a Rule 144A private offering. The proceeds of the offering would be utilized in funding the first phase of the Company's broadband data network.

     The units have not been, and will not be, registered pursuant to the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Based in Bellevue, Washington, ART provides cost-effective, end-to-end local broadband communications services. ART's 38 GHz broadband spectrum licenses cover 210 markets in the U.S. Additional licenses cover the United Kingdom, Denmark, Norway and Sweden. For further information visit ART's web at http://www.artelecom.com.